Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of June 18, 2007, by and between Furniture Brands International, Inc., a Delaware corporation (“Company”) and Ralph Scozzafava (“Executive”).

WHEREAS, Executive desires to serve as the Vice Chairman, a member of the Board, and Chief Executive Officer Designate of the Company and later as Chairman and Chief Executive Officer of the Company, and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the Board of Directors of the Company.

(b)

“Cause” means (i) engaging by Executive in willful misconduct which is materially injurious to Company; (ii) conviction of Executive by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by Executive in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) Executive’s current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise). No act or omission of Executive shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company. No termination shall be for “Cause” unless approved by a resolution of a majority of the members of the Board after reasonable prior notice to Executive and an opportunity to appear (with the assistance of counsel) before the Board.

(c)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)

“Confidential Information” as used in Section 2.5, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists, but shall not include Executive’s rolodex (or other tangible or electronic address book).

(e)	“Constructive Termination” shall mean Executive’s voluntary termination of employment with the Company as a result of:

(i)

a material diminution in Executive’s title, authority, duties, or responsibilities, or a change in Executive’s supervisory reporting relationship within the Company (which, for the avoidance of doubt, includes: (A) any removal of Executive from, or failure to elect or reelect Executive to, the Board at any time, and (B) following a Change of Control, a status and reporting relationship in which Executive is not the senior-most officer, reporting to the board of directors, of the top-most parent company of which the Company may be the parent, subsidiary or a division thereof following such Change of Control);

(ii)	a change, caused by the Company, in geographic location of greater than 50 miles of the location at which Executive primarily performs services for the Company on the Commencement Date;
(iii)	a material reduction in Executive’s base pay, incentive compensation, or benefits;
(iv)	failure of the Company to promote Executive to Chief Executive Officer by January 1, 2008 and to Chairman by May 1, 2008.

No voluntary termination by Executive shall constitute a “Constructive Termination” unless he shall have given (x) notice of the proposed termination due to Constructive Termination, with particulars, to the Company not later than 90 days following the initial occurrence of the condition above forming the basis for such termination and (y) the Company an opportunity for 30 days after such notice within which to remedy such condition, in which such condition is not remedied.

(f)

“Customer” means any Person or entity to whom the Company has sold any products (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(g)

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

(h)	“Severance Payment” shall mean the aggregate gross amount of severance payments determined under Section 2.4 (c).
(i)	“Termination Date” shall mean the date on which Executive incurs a termination of employment with the Company.

ARTICLE II

Employment

2.1

Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on June 18, 2007 (“Commencement Date”) and ending as provided in Section 2.4 of this Agreement (the “Employment Period”).

2.2	Position and Duties.
(a)

Commencing on the Commencement Date, Executive shall serve as Vice Chairman and Chief Executive Officer Designate of the Company, and no later than January 1, 2008, as Vice Chairman and Chief Executive Officer of the Company, and no later than May 1, 2008, as Chairman and Chief Executive Officer of the Company. On the Commencement Date, Executive shall be appointed as a member of the Board. Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs of the Company and perform such duties as may be assigned to him by the Board.

(b)

Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Executive from serving on the Board of Directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6.

2.3	Compensation. Executive shall be entitled to the following compensation.

(a)	Annual Salary:

Executive shall receive a base salary at the annual rate of $700,000 payable in bi-weekly installments. The Base Salary level shall be reviewed as Executive moves into the position of Chairman and Chief Executive Officer of the Company, and annually thereafter, and increased (but not decreased) in the discretion of the Board (any such original or increased amount being Executive’s “Base Salary” thereafter).

(b)	Annual Incentive:

Executive shall eligible for an annual target incentive of 100% of Executive’s Base Salary. For 2007, Executive’s incentive will be guaranteed at 100% of Executive’s Base Salary, prorated for the full months served during 2007. For 2008 and thereafter, Executive’s incentive will be based on the provisions of the Company’s Short-Term Incentive Plan.

(c)	Long-Term Compensation:	Executive shall be eligible for an annual long-term compensation target award of 200% of Executive’s Base Salary, which may be payable in a combination of cash and stock options.

(d)	Long-Term Cash Plan:

The Company’s Special Long-Term Performance Cash Plan covers the performance period 2007-2008. Executive shall be eligible, under this Plan for a long-term incentive target for the 2007 performance period of $700,000, prorated for the full months served during 2007. For the full performance period 2007-08, Executive’s long-term incentive target shall be prorated for the full months served during 2007-2008. The actual payout for each performance period may be higher or lower depending on business results, with a payout limit of 200% of the target.

(e)	Annual Stock Option Grants:

For the years 2007 and 2008 Executive shall receive a stock option grant with a Black-Scholes value of $700,000. Both grants will provide for vesting in four equal annual increments of 25% on the anniversary dates of the grant, with a 10-year expiration term and are forfeitable on termination of employment if unvested. The 2007 grant shall take place on Executive’s first day of employment, at the closing price of the Company’s shares of common stock (“Shares”) on that day. The 2008 grant will take place at the January meeting of the Human Resources Committee at the closing price of the Shares on that day.

(f)	Sign-On Equity Grants:	On Executive’s first day of employment, Executive shall receive two special equity grants:

Stock Options – Non-qualified options for 100,000 Shares granted under the Company’s 1999 Long-Term Incentive Plan (“Plan”) that vest in four equal annual increments of 25% on the anniversary dates of the grant, with a 10-year expiration term and are forfeitable on termination of employment if unvested. This grant will be at the closing price of the Shares on that day.

Restricted Shares – 20,000 restricted Shares granted under the Plan that vest in three annual increments of 33-1/3% on the anniversary dates of the grant and are forfeitable at termination if unvested.

(g)	Relocation:

Executive shall be eligible for the Company’s standard relocation benefits; provided, all relocation expenses paid or reimbursed by the Company shall be grossed up for all taxes to the extent taxable to Executive. If Executive voluntarily resigns, other than due to Constructive Termination, or is terminated with Cause prior to the second anniversary of the Commencement Date, Executive must repay 100% of all relocation expenses previously reimbursed or paid by the Company if such termination occurs during the first year and all such relocation expenses on a prorated basis during the second year (the prorated amount payable by Executive to be based on one (1) minus the fraction the numerator of which is the number of days employed and the denominator of which is 730).

(h)	Vacation:	Executive shall receive 4 weeks of vacation annually.

(i)	Benefits:

Executive shall be eligible for employee benefits and other insurance plans which are described in the benefit highlights document given to employees generally. Executive is also eligible to participate in the Company’s Executive Deferred Compensation Program. and other benefits and perquisites provided to senior executives (other than benefits not available to new hires on the date hereof [or benefits available to the current Chief Executive Officer while Executive is not the Chief Executive Officer]).

2.4	Term.

(a)

General Term. This Agreement shall commence on June 18, 2007, and terminate on June 30, 2010, unless extended prior to that date (the “Term”). The Term shall automatically be extended for successive additional one-year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least one hundred and eighty (180) days prior to the expiration of the original three-year period or any one-year period thereafter.

(b)

Termination for Cause or Voluntary Termination Other than Constructive Termination. If Executive is terminated by the Company for Cause or if Executive voluntarily terminates his employment in any manner, except for a Constructive Termination or as provided in Section 2.4(g), prior to the end of the Employment Period, Executive shall be entitled only to his Base Salary and accrued unused vacation through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus or Benefits under Section 2.3(i) for that year or any future year, except for (“Accrued Benefits”): (i) any prior year earned unpaid bonus, (ii) any unreimbursed business expenses incurred on or prior to the Date of Termination and (iii) amounts as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

Termination Without Cause. If Executive is terminated without Cause or if there is a Constructive Termination, Executive shall be entitled to the benefits described in this subsection.

(i)

A Severance Payment equal to two, multiplied by, the sum of (a) Executive’s annual Base Salary as of Executive’s Termination Date; and (b) the average annual bonus paid to Executive under the Company’s Short-Term Incentive Plan over the three year period (or such shorter period of time as Executive was eligible for a bonus under such Short-Term Incentive Plan) immediately preceding the year of Executive’s Termination Date;

(ii)

A cash payment in an amount equal to the premiums that Executive would pay in order to secure COBRA continuation coverage for health, dental and vision benefits under the Company’s medical plan for two years following termination of employment (irrespective of whether COBRA otherwise would terminate prior to expiration of such two-year period) (“COBRA Payment”); and the additional federal, state, and local income and other taxes (other than taxes under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) that will result from the COBRA Payment (the “COBRA Tax Gross-up”).

Method of Payment. The Severance Payment, the COBRA Payment and the COBRA Tax Gross-up shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within fifteen days following Executive’s termination of employment to the extent they are not subject to Section 409A of the Code, or if they are subject to Section 409A, on the first day of the seventh month following Executive’s termination of employment or, if earlier, the date Executive dies following such termination of employment.

(iii)

Section 2.3(f) to the contrary notwithstanding, Executive shall immediately fully vest in the unvested portion of his Sign-On Equity Grants provided under Section 2.3(f) hereof. Executive shall vest in any and all other non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units (collectively “Equity Awards”) previously granted to Executive by the Company which are outstanding on Executive’s Termination Date in accordance with the terms of the plan(s) under which such Equity Awards were granted.

(iv)

Executive shall be entitled to receive a Bonus Payment equal to the pro-rata portion (determined as of the Termination Date) of Executive’s incentive bonus otherwise payable under the terms of the Company’s Long-Term Incentive Plan. Such Bonus Payment will be paid at the same time that the bonus would have been paid under the Company’s Long-Term Incentive Plan had Executive continued employment through end of the performance period during which the Termination Date occurred.

(v)	The Company (at its expense) shall, for a period of twelve months following Executive’s Termination Date:

Reimburse Executive for the reasonable costs of outplacement services, reasonable job hunting expenses, travel costs, and financial counseling costs associated with employment transition not to exceed $40,000. All reimbursements shall be made as soon as practicable after submission of appropriate expense reports but in no event later than the end of Executive’s third taxable year following the year in which Executive terminates employment with the Company; and

Allow Executive to participate in the welfare plans the Company generally makes available to its key employees on substantially the same terms as an actively employed key employee, except that (A) for a period of six months following the Date of Termination, Executive shall pay to the Company the premium cost of participation in such plans to the extent required to comply with Section 409A(2)(B)(i) of the Code and Regulation Section 1.409A-1(b)(9)(v) thereunder, and on the first day of the seventh month following the Date of Termination the Company shall pay Executive a lump sum amount equal to such amounts so paid by him, and (B) Executive may not continue to participate in the Company’s Short-Term Disability and Long-Term Disability Plans.

(c)

No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive’s employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Executive’s termination of employment.

(d)

Cap on Certain Payments by the Company. In the event that (i) any payment or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would equal or exceed the product of 3 and Executive’s Base Amount (as defined in Section 280G of the Code), thereby making such payment or benefit subject to the excise tax imposed by Section 4999 of the of the Code, (ii) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then unless Section 2.4(e) applies, Executive shall receive, subject to the conditions of this Agreement and in full satisfaction of any and all rights under this Agreement, only such payments and benefits which do not, in the aggregate, equal or exceed the product of 3 and Executive’s “Base Amount.”

(e)

Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefits of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, exceeds the product of 3 and Executive’s “Base Amount” by an amount greater than ten (10) percent of such product, then the cap on payment imposed under Section 2.4(d) shall not apply and Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by Executive of the Excise taxes and any income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross Up Payment, Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the payments.

All determinations required to be made under this Section 2.4(e), including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm in the business of performing such calculations as may be designated by the Company (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Consulting Firm shall be borne solely by the Company.

(f)

Severance Forfeiture. Executive agrees that Executive shall be entitled to the payments set forth in this Section 2.4 only if Executive has not materially breached, as of the Termination Date, any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.

(g)

No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(h)

Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which Executive’s death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or Executive’s estate all previously earned and accrued but unpaid Base Salary and accrued unused vacation up to such date. Thereafter, Executive or his estate shall not be entitled to any further Base Salary, bonus, or Benefits for that year or any subsequent year, except for his Accrued Benefits as provided in Section 2.4(b).

2.5

Confidential Information. Executive expressly recognizes and acknowledges that during his employment with the Company, he will become entrusted with, have access to, and gain possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). Executive agrees, by acceptance of the benefits under this Agreement, to protect all Confidential Information concerning the business activities of the Company which were acquired in connection with or as a result of the performance of service for the Company.

2.6

Competitive Activity. For a period of 12 months following termination of Executive’s employment hereunder, he shall not engage, or attempt to engage, on his own behalf or on behalf of a third party in any “Competitive Activity”. The term “Competitive Activity” shall mean participation by Executive, without written consent of the Board, in the management of any business operation of any enterprise if such operation engages in the design, manufacture, marketing, or retail of residential furniture in any geographic are where the Company or its subsidiaries conducts business.

2.7

Stock Ownership. The Board has approved stock ownership requirements for the senior officers of the Company. The ownership requirement for the Chief Executive Officer is 200,000 Shares. Executive will have five years from Executive’s appointment as Chairman and Chief Executive Officer to attain this level of ownership.

                ARTICLE III

                Miscellaneous

3.1

Executive's Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2	Survival. Sections 2.4, 2.5 and 2.6 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile (provided recipient provides a facsimile acknowledgement of receipt within 24 hours thereafter in reply), to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Furniture Brands International, Inc.
Human Resources Committee
101 South Hanley Road
19th Floor
St. Louis, Missouri 63105

To Executive:

Ralph Scozzafava

At the last known residence address on the payroll records of the Company

Or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5

Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive. If Executive dies prior to receipt of all amounts and benefits due him under this Agreement, including, without limitation, under Section 2.4, such amounts will be paid to Executive’s estate.

3.6	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7	Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8

Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Executive’s continued employment without objection shall not constitute Executive’s consent to, or a waiver of Executive’s rights with respect to, any circumstances constituting Constructive Termination (subject to Section 1.1(e)). All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9

Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

3.10

Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11

Governing Law. This Agreement shall be signed by the parties in St. Louis, Missouri. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri.

3.12

Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13

Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee's employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company's expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this

Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14

Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences within two years following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two years following Executive’s termination of employment with the Company.

3.15

Indemnification. he Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted under applicable law. The Company shall cause Executive to be a covered person, during and after termination of his employment and membership on the Board respecting his acts and omissions occurring during such employment and membership, under any directors and officers liability insurance policy (or similar policy) that it may have in effect from time to time, and shall afford Executive all of the rights and privileges available to covered persons in accordance with the terms of any such policy.

3.16

Inconsistency. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision. No provision in any policy, code, plan or program related to a violation thereof being grounds for termination, or similar language, shall result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing shall apply even if Executive signs an acknowledgement or otherwise agrees to the provisions of such policy, code, plan or program.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 14th day of June, 2007, and effective as of the date first written above.

Furniture Brands International, Inc.

By:	/s/ Mary Elizabeth Sweetman

Name:	Mary Elizabeth Sweetman, Ph.D.

Title:	Senior Vice President, Human Resources

EXECUTIVE

By:	/s/ Ralph Scozzafava

Name:	Ralph Scozzafava